EXHIBIT 99.1

LEGATO SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$65,803	$54,726
Short-term investments	9,402	15,318
Accounts receivable, net	43,140	51,501
Other current assets	8,823	7,487

Total current assets	127,168	129,032
Property and equipment, net	41,141	43,906
Intangible assets, net	27,891	30,586
Goodwill	270,709	270,709
Other assets	5,209	5,483

	$472,118	$479,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$14,620	$10,550
Accounts payable	11,688	12,294
Accrued liabilities	47,027	58,314
Deferred revenue	69,675	67,956

Total current liabilities	143,010	149,114
Deferred revenue—net of current portion	2,919	2,808

Total liabilities	145,929	151,922

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock and capital in excess of par, $0.0001 par value: 200,000 shares authorized; 116,205 and 116,136 issued and outstanding, respectively	627,312	627,067
Deferred stock compensation	(332)	(416)
Accumulated other comprehensive income	1,253	582
Accumulated deficit	(302,044)	(299,439)

Total stockholders’ equity	326,189	327,794

	$472,118	$479,716

The accompanying notes are an integral part of these consolidated financial statements.

LEGATO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Revenue:
License	$34,388	$28,750
Service and support	39,623	26,881

Total revenue	74,011	55,631

Cost of revenue:
License	1,995	1,711
Service and support	11,587	10,595

Total cost of revenue	13,582	12,306

Gross profit	60,429	43,325

Operating expenses:
Sales and marketing	33,314	31,719
Research and development	18,510	14,520
General and administrative	8,154	7,069
Amortization of intangibles	2,695	1,432
Litigation settlement charge	—	67,000

Total operating expenses	62,673	121,740

Loss from operations	(2,244)	(78,415)
Interest and other income (expense), net	(361)	514

Loss before benefit from income taxes	(2,605)	(77,901)
Benefit from income taxes	—	(31,160)

Net loss	$(2,605)	$(46,741)

Net loss per share:
Basic and diluted	$(0.02)	$(0.52)

Weighted average common shares outstanding	116,173	90,312

The accompanying notes are an integral part of these consolidated financial statements.

LEGATO SYSTEMS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands)

	Comprehensive Loss	Common Stock		Deferred Stock Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
		Shares	Par Value and Capital in Excess of Par
Balance, December 31, 2002		116,136	$627,067	$(416)	$582	$(299,439)	$327,794
Stock issued under option plans		69	262	—	—	—	262
Amortization of deferred stock compensation, net of the effect of forfeitures		—	(17)	84	—	—	67
Unrealized gain on investments	$91	—	—	—	91	—	91
Realized loss	429	—	—	—	429	—	429
Unrealized gain on translation	151	—	—	—	151	—	151
Net loss	(2,605)	—	—	—	—	(2,605)	(2,605)

Balance, March 31, 2003	$(1,934)	116,205	$627,312	$(332)	$1,253	$(302,044)	$326,189

The accompanying notes are an integral part of these consolidated financial statements.

LEGATO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Cash flows from operating activities:
Net loss	$(2,605)	$(46,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred taxes	—	(30,084)
Depreciation and amortization	7,382	5,225
Provision for doubtful accounts and product returns	1,100	31
Amortization of deferred stock compensation	67	—
Changes in assets and liabilities:
Accounts receivable	7,261	5,626
Other assets	(1,062)	749
Accounts payable	(606)	(1,455)
Accrued liabilities	(11,182)	57,701
Deferred revenue	1,830	(1,058)

Net cash provided by (used in) operating activities	2,185	(10,006)

Cash flows from investing activities:
Purchases of available-for-sale securities	—	(17,036)
Maturities and sales of available-for-sale securities	6,436	10,530
Acquisition of property and equipment	(2,027)	(6,345)

Net cash provided by (used in) investing activities	4,409	(12,851)

Cash flows from financing activities:
Proceeds from issuance of common stock	262	6,673
Borrowing against line of credit	14,620	—
Payment against line of credit	(10,550)	—

Net cash provided by financing activities	4,332	6,673

Effect of exchange rate changes on cash	151	—

Net change in cash and cash equivalents	11,077	(16,184)
Cash and cash equivalents at beginning of period	54,726	63,281

Cash and cash equivalents at end of period	$65,803	$47,097

Supplemental cash flow information:
Cash paid for income taxes	$610	$516
Cash paid for interest	14	6

The accompanying notes are an integral part of these consolidated financial statements.

LEGATO SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Legato Systems, Inc. was incorporated in Delaware in September 1988. We develop, market and support storage software products and services worldwide. Our solutions protect and manage information, assure the availability of applications and provide immediate access to business-critical information in distributed open systems environments. Our solutions provide enterprise level customers the business continuity and operational efficiency to maintain a constant state of access to, and availability of, business-critical information. Our solutions recognize the interdependence between data and applications. Information management within an enterprise includes the protection, recovery and archiving of data, the management of performance and operation of applications, the optimization of storage devices and media including disk and tape, and the capture, organization and immediate access to content and messages. Our heterogeneous software products are mostly found in distributed, open systems which are generally understood to include UNIX, Windows NT, Windows 2000 and Linux server and storage computer systems.

2. Significant Accounting Policies

Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries and branch offices. All significant intercompany balances and transactions have been eliminated. We have no investments which are accounted for under the equity method.

The disclosures related to the three months ended March 31, 2002 have been included for comparative purposes and are unaudited. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for any future interim period or for the year ending December 31, 2003, and the Company makes no representations related thereto.

Foreign Currency Translation. Assets and liabilities of foreign subsidiaries, where the functional currency is the local currency, are translated using exchange rates in effect at the end of the period, and revenue and costs are translated using average exchange rates for the period. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in the results of operations for those operations whose functional currency is the U.S. dollar, and as a separate component of stockholders’ equity for those operations whose functional currency is the local currency.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist principally of investments and accounts receivable. Our investment policy limits investments to shorter-term, low-risk instruments. Financial instruments are executed with financial institutions with strong credit ratings, which minimizes risk of loss due to non-payment. We have not experienced any losses due to credit impairment related to our financial instruments. Concentration of credit risk related to accounts receivable is limited as our customers are dispersed across geographies. As of March 31, 2003 and December 31, 2002, no single customer accounted for more than 10% of accounts receivable.

Cash, Cash Equivalents and Investments. Cash equivalents are highly liquid debt instruments with maturities of three months or less as of the date of purchase. Investments are equity securities or debt instruments with original maturities greater than three months. The appropriate classification of investments in marketable securities is determined at the time of purchase. Marketable securities classified as available-for-sale are carried at fair value, with the unrealized gains or losses (net of tax), reported as a separate component of stockholders’ equity until realized. For the three months ended March 31, 2003, we realized a loss of $0.5 million. We had no realized gains or losses for the three months ended March 31, 2002. As of March 31, 2003 and December 31, 2002, all marketable securities were classified as available-for-sale.

A summary of our investments in marketable securities follows (in thousands):

	March 31, 2003	December 31, 2002
Corporate debt securities	$9,402	$11,438
Money market funds	23,859	12,596
Repurchase agreements	154	3,494
Master notes	—	3,200
Commercial paper	—	1,312
State and local municipality notes	—	1,545
Equity securities	—	335

Total marketable securities	33,415	33,920
Less: cash equivalents	(24,013)	(18,602)

Total investments	$9,402	$15,318

As of March 31, 2003, investments with contractual maturities of one year or less and one year through one and one quarter years were $6.6 million and $2.8 million, respectively. Our investments can be liquidated with no significant penalties.

Property and Equipment. Property and equipment are stated at cost. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, which is generally two to five years for computer equipment and office furniture, three to seven years for computer software and three to ten years for furniture and fixtures. Depreciation for leasehold improvements is provided using the straight-line method over the shorter of the estimated useful lives of the respective assets or the remaining lease term.

Capitalized Software Development Costs. Capitalization of software development costs begins upon the establishment of technological feasibility of the product and ends when the product is available for general release to customers. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to the total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility, which we have defined as the establishment of a working model and typically occurs when beta testing commences, and the general availability of such software has been short. As such, software development costs qualifying for capitalization have been insignificant.

Long-lived Assets. Long-lived assets, certain identifiable intangible assets and goodwill related to these assets are reviewed for impairment. For assets to be held and used, including acquired intangibles, we initiate a review whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. Recoverability of an asset is measured by comparison of its carrying value to the future undiscounted cash flows that the asset is expected to generate. Any impairment is measured by the amount by which the carrying value exceeds the projected discounted future operating cash flows. Assets to be disposed of and for which we have committed a plan to dispose of the assets, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

Revenue Recognition. Revenue is derived from primarily two sources: (i) license revenue, derived from the sale of software licenses to resellers and end users, including large-scale enterprises, and royalty revenue, derived from initial license fees and ongoing royalties from licenses of source code to OEMs; and (ii) service and support revenue, derived from providing software updates, technical support, training and consulting services to our customers.

License revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable and collection of resulting receivables is reasonably assured. Estimated product returns are recorded upon recognition of revenue from customers having rights of return, including exchange rights for unsold products and product upgrades. For sales to international distributors, license revenue is generally recognized upon meeting the criteria above and identifying their customers. For sales to domestic distributors, license revenue is recognized upon sale by the distributor to its customer. License revenue from royalty payments is recognized upon receipt of royalty reports from OEMs related to their product sales. Revenue from subscription license agreements, which include software, rights to future products and maintenance, is recognized ratably over the term of the subscription period.

Service and support revenue consists primarily of revenue received for providing software updates, technical support for software products, on-site support, consulting and training. Revenue from updates and support is recognized ratably over the term of the agreements. Revenue allocated to training and consulting services, or derived from the separate sales of these services, is recognized as the related services are provided.

When contracts contain multiple obligations (e.g., products, updates, technical support and other services) wherein vendor specific objective evidence exists for all undelivered elements, we account for the delivered elements in accordance with the “Residual Method” prescribed by Statement of Position 98-9. Any revenue related to updates or technical support in these arrangements is recognized ratably over the term of the maintenance arrangement.

The following summarizes the activity related to the allowance for doubtful accounts and product returns (in thousands):

	Balance at Beginning of Period	Charged Against Revenue	Deductions	Balance at End of Period
Three months ended March 31, 2003	$7,725	$1,110	$(995)	$7,840

Advertising Expenses. Advertising costs are expensed as incurred and totaled $0.4 million and $0.3 million (unaudited) for the three months ended March 31, 2003 and 2002, respectively.

Comprehensive Loss. Comprehensive loss includes unrealized gains (losses) on investments and reflects the effect of foreign currency translation adjustments on the accounts of our foreign operations, the impacts of which are excluded from net loss and are included in stockholders’ equity. A summary of comprehensive loss is as follows (in thousands):

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Net loss	$(2,605)	$(46,741)
Unrealized gain (loss) on investments	91	(575)
Reclassification adjustment due to realized loss	429	—
Foreign currency translation adjustments	151	—

	$(1,934)	$(47,316)

Net Income (Loss) Per Share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average shares of common stock and potential common shares outstanding during the period. Potential common shares outstanding consist of dilutive shares issuable upon the exercise of outstanding options to purchase common stock as computed using the treasury stock method. For periods in which Legato incurs a loss, potential common shares outstanding are excluded from the computation of diluted net loss per share as their effect is anti-dilutive.

Options to purchase 29.4 million shares and 20.1 million (unaudited) shares of common stock at a weighted average price of $9.53 per share and $12.14 per share (unaudited) were outstanding as of March 31, 2003 and 2002, respectively, but were not included in the computation of diluted net loss per share because their effect would be anti-dilutive.

Stock-Based Compensation. We account for stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No significant stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of Statement of Financial Account Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in thousands):

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Net loss—as reported	$(2,605)	$(46,741)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,143)	(10,240)

Net loss—pro forma	$(12,748)	$(56,981)

Basic and diluted net loss per share—as reported	$(0.02)	$(0.52)

Basic and diluted net loss per share—pro forma	$(0.11)	$(0.63)

These pro forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year. The fair value of options granted and shares purchased under our various option plans was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions assuming a dividend yield of zero for all periods:

	Three Months Ended March 31,
	2003	2002
Stock options:
Expected volatility	113%	112%
Risk-free interest rate	2.2%	3.5%
Expected life	3.4 years	4.0 years
Employee stock purchase plan:
Expected volatility	113%	112%
Risk-free interest rate	2.2%	3.5%
Expected life	2 years	2 years

For the quarter ended March 31, 2003 and 2002, the weighted average fair value of options granted was $3.96 and $9.75 (unaudited), respectively.

3. Recent Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure – as Amendment to FAS 123.” SFAS No. 148 provides two additional transition methods for entities that adopt the preferable method of accounting for stock based compensation. Further, the statement requires disclosure of comparable information for all companies regardless of whether, when or how an entity adopts the preferable, fair value based method of accounting. As we continue to disclose the fair value of stock option compensation only, SFAS No. 148 did not have any impact on our financial position or results of operations. The interim disclosures of SFAS No. 148 have been disclosed above.

In the first quarter of fiscal 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosure about guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this standard did not have a material impact on our consolidated results of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity even if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of this standard will not have a material impact on our consolidated results of operations or financial position.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The standard replaces EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not impact our results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We do not expect the adoption of SFAS No. 149 to have a material impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003. We do not expect the adoption of this standard to have a material impact on our results of operations or financial position.

4. Line of Credit

During 2002, we entered into a $20.0 million secured line of credit with Silicon Valley Bank. As of March 31, 2003 and December 31, 2002, $14.6 million and $10.5 million was outstanding, respectively. The credit facility expires in December 2003. Borrowings under the credit facility bear interest at the greater of 0.5% above the Prime Rate or 4.75%. The line of credit bore interest at 4.75% as of March 31, 2003 and December 31, 2002. In addition, borrowings are subject to our compliance with certain financial and other covenants such as minimum quarterly revenue, minimum unrestricted cash balances and a minimum quick ratio; all of which we were in compliance with as of March 31, 2003 and December 31, 2002.

5. Balance Sheet Components

	March 31, 2003	December 31, 2002
	(in thousands)
Accounts receivable:
Trade accounts receivable	$50,980	$59,226
Allowances for doubtful accounts and product returns	(7,840)	(7,725)

	$43,140	$51,501

Property and equipment:
Computer hardware	$54,024	$52,705
Computer software	27,684	27,212
Office equipment, furniture and fixtures	18,820	18,490
Leasehold improvements	14,558	14,757

	115,086	113,164
Accumulated depreciation and amortization	(73,945)	(69,258)

	$41,141	$43,906

Accrued liabilities:
Accrued compensation and benefits	$14,751	$18,369
Taxes payable	7,526	9,487
Restructuring	9,715	11,658
Other accrued liabilities	15,035	18,800

	$47,027	$58,314

6. Commitments and Contingencies

Operating Leases. We lease our operating facilities under non-cancelable operating leases that expire at various dates through 2011. Certain of these leases contain renewal options. Rent expense was $3.6 million for the three months ended March 31, 2003 and $3.1 million (unaudited) for the three months ended March 31, 2002. We also entered into non-cancelable sub-leases that expire at various dates through 2011 and recognized sub-lease income of $0.4 million for the three months ended March 31, 2003 and $0.6 million for the three months ended March 31, 2002, which was offset against rent expense. In April 2003, we sub-leased an additional portion of our Rockville facility, increasing our future sub-lease income by $3.2 million. This amount has been included below. As of March 31, 2003, future minimum lease commitments and sub-lease income were as follows (in thousands):

Year ending December 31,	Operating Leases	Sub-lease Income
Remainder of 2003	$14,140	$1,525
2004	17,282	2,329
2005	15,544	2,301
2006	13,860	2,346
2007	10,123	1,003
2008	9,588	806
Thereafter	14,961	1,948

	$95,498	$12,258

Indemnifications and Warranties. We sell software licenses and services to its customers under contracts which we refer to as Software License Agreements (“SLA”). Each SLA contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses, and liabilities from damages that may be awarded against the customer in the event our software is found to infringe upon a patent, copyright, trademark, or other proprietary right of a third party. The SLA generally limits the scope of and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time- and geography-based scope limitations and a right to replace an infringing product.

We believe our internal development processes and other policies and practices limit our exposure related to the indemnification provisions of the SLA. In addition, we require our employees to sign a proprietary information and inventions agreement, which assigns the rights to our employees’ development work to the Company. To date, we have not had to reimburse any of our customers for any losses related to these indemnification provisions, and no material claims are outstanding as of March 31, 2003. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the SLA, we cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions.

We also warrant to customers that software products operate substantially in accordance with specifications. Historically, minimal costs have been incurred related to product warranties, and as such, no accruals for warranty costs have been made.

Restructuring Charges. During 2002, we incurred a charge to our results of operations of $11.7 million, related primarily to excess facilities located in Burlington, Ontario; Mountain View, California and Rockville, Maryland and to the closure of several smaller sales offices. Throughout 2002 and the first quarter of 2003, we actively pursued sub-tenants for the excess space; however, given the current excess capacity in these metropolitan areas, we had limited success in finding sub-tenants. As of March 31, 2003, accrued restructuring charges related primarily to future lease commitments and to severance and benefits. In determining our reserve requirements, we assumed that we would derive sub-lease income of $11.8 million as of March 31, 2003. The following table summarizes the restructuring activity for the first quarter of 2003 (in thousands):

	Severance & Benefits	Excess Facilities	Total
Balance, December 31, 2002	$878	$10,780	$11,658
Cash payments	(814)	(1,129)	(1,943)

Balance, March 31, 2003	$64	$9,651	$9,715

Legal Proceedings. In April 2002, we settled the class action and derivative lawsuits filed in 2000 in the United States District Court for the Northern District of California and in San Mateo County Superior Court, respectively. The settlements in the federal and state litigation called for Legato to pay a total of $87.7 million, which included attorneys’ fees, in May 2002. Approximately $21.0 million of the settlement amount was reimbursed by our corporate insurance. The settlement was recorded as a $67.0 million charge to the results of operations for the quarter ended March 31, 2002 and was paid during the quarter ended June 30, 2002.

On or about July 26, 2001, a class action lawsuit was filed in the Southern District of New York naming OTG Software, Inc. (now a wholly-owned subsidiary of Legato), officers of OTG who signed the registration statement in connection with OTG’s initial public offering, and the managing underwriters of the initial public offering as defendants. The complaint alleges that OTG’s initial public offering registration statement and final prospectus contained material misrepresentations and/or omissions, related in part to additional, excessive and undisclosed commissions allegedly received by the underwriters from investors to whom the underwriters allegedly improperly allocated shares of the public offering. The complaint seeks relief in the form of damages and/or rescission of the plaintiff’s purchase transaction. Since this initial complaint was filed, three other complaints making similar or identical allegations and seeking similar relief have been filed. All of the actions brought against OTG have been consolidated, and are being heard along with other similar actions brought against approximately 300 other issuers, issuers’ officers and underwriters in the Southern District of New York. On July 19, 2002, the defendants filed a motion to dismiss the complaint. On February 19, 2003, the Court denied defendants motion with respect to the claims asserted against OTG. We intend to defend the action vigorously and believe that it is not possible at the current time to estimate the amount of a probable loss, if any, that might result from this matter. On June 26, 2003, the plaintiffs announced the terms of a settlement in principle with the issuer defendants. Under the terms of the settlement, Legato would not have to pay any of its own funds to plaintiffs, and all of its attorneys fees and costs beginning on June 1, 2003, would be paid by OTG’s directors and officers liability insurance carriers. A committee of our Board of Directors has approved the settlement proposal, but before the settlement is final, it is subject to a number of conditions, including approval by a sufficient number of other issuers, agreement on a formal stipulation of settlement, and approval by the U.S. District Court for the Southern District of New York.

On July 1, 2002, we received notice that an action captioned Nickel v. Kay, et al. had been filed in the Circuit Court for Montgomery County, Maryland. The action, brought by a former OTG employee, asserts claims that Richard Kay, OTG and Legato are liable under various legal theories for the alleged breach of Mr. Nickel’s employment contract and breach of fiduciary duties allegedly owed to Mr. Nickel. The complaint alleges compensatory and punitive damages, to be proven at trial. In January 2003, the Court dismissed all claims against Legato. In March 2003, OTG settled with the plaintiff; the terms of the settlement are confidential, but the amount of the settlement did not materially affect the Company’s operating results. The only remaining claims are asserted against Mr. Kay. The Company intends to work with Mr. Kay to vigorously oppose the remaining claims.

On or about November 20, 2002, we received an arbitration demand filed with the American Arbitration Association by Buro- und Datentechnik, an OTG European reseller, and BDT Products, one of its subsidiaries. The reseller alleges that OTG misrepresented information concerning the capabilities of certain OTG products, and OTG’s intentions with respect to development plans for those products. On that basis, the reseller asserts that it is entitled to damages of $44 million, which consist primarily of alleged consequential damages in the form of lost profits. In response, on December 23, 2002, we filed a Statement of Defense and Counterclaim. We assert that the OTG products functioned as warranted, that consequential damages, including lost profits, are prohibited under the terms of the contract. Our counterclaim asserts that the reseller failed to perform its obligations to market and sell our products. We assert that if consequential damages are permitted, we seek such damages against the reseller in an unspecified amount. No estimate can be made of the possible loss or possible range of loss associated with the resolution of this contingency. Although insurance may be available to cover some portion of any potential liability, an adverse arbitration award could be materially adverse to our operating results, financial position or cash flows.

On July 9, 2003, the Company was served with a Complaint, captioned Fan v. Legato Systems, Inc., et al., filed in the Superior Court for Santa Clara County, California. A similar complaint, captioned Batchelor v. Wright, et al., was served on the Company on July 11. A third, similar complaint, captioned Moskowitz v. Legato Systems, Inc., et al., was served on the Company on July 15, 2003. The complaints, each of which names as defendants the Company and each of the members of board of directors individually, allege that the board breached its fiduciary duties to the shareholders and engaged in self dealing in connection with the recently-announced acquisition agreement with EMC Corporation. The complaint seeks to enjoin the acquisition and to force the board to obtain a transaction in the interests of the shareholders. We believe the allegations in the complaints are meritless, and intend to defend the Company and the individual defendants vigorously.

On January 15, 2003, we received a notice of potential claim from the former shareholders of Intelliguard, Inc., a company purchased by Legato in April 1999. They alleged that the Company and certain of its former officers made certain misrepresentations, upon which they relied when they agreed to sell Intelliguard to the Company. After informal discussions between the parties in April 2003, the Intelliguard shareholders communicated their intention not to pursue their allegations any further.

In addition to the foregoing matters, we are parties to various other lawsuits and disputes regarding commercial and employment matters arising in the ordinary course of operations. We believe that the amounts in dispute in these other matters are insubstantial, and the effect of these matters, individually and in the aggregate, would not be material to our operating results, financial position or cash flows.

7. Acquisition of OTG Software, Inc.

On May 14, 2002, we completed our acquisition of OTG Software, Inc. (“OTG”) for cash and stock at a value of $382.5 million. OTG, based in Rockville, Maryland, provides data management and collaboration solutions that virtualize storage for any type of data, including files, messages and databases, while providing easy and transparent access. Each share of OTG common stock was exchanged for 0.6876 of a share of Legato common stock and $2.50 per share in cash. We also assumed all outstanding options to purchase OTG common shares. OTG provides us with complementary channels, markets and technology, which will enable us to expand our opportunities by offering robust storage, content and email management solutions. The combined company will have the scale, scope and worldwide channel access to leverage OTG’s strengths in data access and business applications such as email.

The total purchase price of $382.5 million consisted of cash of $87.3 million (OTG had cash and investments of $85.7 million as of the closing date), the issuance of 23.8 million shares of Legato common stock valued at $262.7 million and the issuance of 3.4 million stock options valued at $22.8 million. We also incurred $9.7 million in merger-related costs. These costs primarily consist of investment banking, legal and other professional fees of $4.8 million and severance and duplicate facility costs of $4.4 million. As of March 31, 2003, accrued severance and excess facility costs were $1.8 million compared to $2.3 million as of December 31, 2002. These costs are recorded in accrued liabilities, but have been excluded from the restructuring costs discussed in Note 6.

The shares issued in the acquisition have been valued in accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.” In accordance with EITF 99-12, we established that the first date on which the number of our shares and the amount of other consideration became fixed was February 21, 2002, the date we announced the acquisition. Accordingly, we have valued the common stock at $10.94 per share, which represents the average closing price for the period from February 19, 2002 to February 25, 2002. The assumed stock options were valued using the Black Scholes valuation model with a volatility factor of 100%, an average risk free interest rate of 3% and estimated lives of three to 24 months.

The OTG acquisition was accounted for under Statements of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain specified provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” The results of the operations of OTG were included in our Consolidated Statement of Operations since May 15, 2002. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition of OTG (in thousands):

Cash and investments	$85,728
Accounts receivable	13,916
Other current assets	2,889
Property and equipment	9,319

Total assets acquired	111,852
Accrued liabilities	(29,175)
Deferred revenue	(8,810)

$73,867

The purchase price of $382.5 million has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date. The valuation of identifiable intangible assets was performed by independent valuation experts. Deferred stock compensation is the intrinsic value associated with the 0.8 million of unvested options that were assumed (net of 0.4 million of forfeitures) and is being amortized over the options’ remaining vesting period. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. The allocation of purchase price is as follows (in thousands):

Fair value of net tangible assets acquired	$73,867
Intangible assets acquired:
Purchased technology	13,700
Customer relationships	8,300
In-process research and development	33,200
Deferred stock compensation	1,224
Goodwill	252,251

$382,542

In-process research and development, relating to development projects which had not reached technological feasibility and that had no future alternative uses, was expensed upon consummation of the merger in the current period. Other identifiable intangible assets are being amortized over their useful lives of five years for developed technology and the customer base. In accordance with SFAS No. 142, goodwill relating to the OTG acquisition is not being amortized and will be tested for impairment annually or whenever events indicate that impairment may have occurred. We do not expect any of the goodwill to be deductible for tax purposes.

Purchased technology, customer relationships and in-process research and development were identified and valued through interviews and analysis of data provided by management. For development projects that had reached technological feasibility, they were classified as purchased technology, and the value assigned to the purchased technology was capitalized. The income approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing acquired intangible assets. Key assumptions included estimates of revenue growth, cost of sales, operating expenses and taxes. Discount rates used in the valuation of purchased technology, customer relationships and in-process research and development were 20%, 15% and 35%, respectively.

The following unaudited pro forma financial information was prepared as if the acquisition of OTG occurred as of the beginning of each period presented. This information represents an estimate of the ongoing operations of the combined entities as if OTG was acquired at the beginning of 2002 and excludes the write-off of in-process research and development discussed above. In our opinion, all adjustments necessary to present fairly such information have been made based on the terms and structure of the transaction. The following financial information is presented for illustrative purposes only and does not necessarily represent the financial results that would have resulted had the acquisition actually occurred on the date indicated nor are the results indicative of the future results of operations or financial condition of the Company on a consolidated basis. For the three months ended March 31, 2002, pro forma revenue was $69.1 million; pro forma net loss was $51.9 million; and pro forma net loss per share – basic and diluted was $0.46.

8. Stockholders’ Equity

Preferred Stock. We are authorized to issue 5.0 million shares of preferred stock, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, and the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders.

Option Program Description. Our stock option program is a broad-based, long-term retention program that is intended to attract and retain talented employees and align stockholder and employee interests. We consider our option program critical to our operation and productivity; essentially all of our employees participate. Of the options granted in 2002, eighty-eight percent went to employees other than the five most highly compensated officers; and in 2003, no options were granted to the five most highly compensated officers. The program consists of one plan, which was approved by our shareholders, and is divided into three separate components:

•	Discretionary Option Grant Program, under which employees, non-employee Board members who are not serving on our Compensation Committee and consultants may, at the discretion of the Compensation Committee, be granted options to purchase shares of common stock;

•	Stock Issuance Program, under which such persons may, at the Compensation Committee’s discretion, be issued shares of common stock directly, through the purchase of such shares or in consideration of the past performance of services; and

•	Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members.

The Compensation Committee of our Board has primary responsibility for administering the option program. All members of the Compensation Committee are independent directors, as defined in the applicable rules for issuers traded on The Nasdaq Stock Market. The Board has also appointed a Stock Option Committee, currently comprised of one employee-Board member, to have separate but concurrent authority under the program to make stock option grants to individuals who are not officers, vice presidents or Board members at the time of grant, up to a maximum of 30, 000 shares per person. See the “Report of the Compensation Committee on Executive Compensation”

appearing in the our proxy statement dated April 30, 2003 for further information concerning the policies and procedures of the Company and the Compensation Committee regarding the use of stock options.

As of March 31, 2003, 41.0 million shares of common stock have been authorized for issuance under the 1995 Plan, of which 7.5 million were available for future grant. Options to purchase shares may be granted and shares may be issued directly under the 1995 Plan. Options must have an exercise price not less than 100% and 85% of fair market value of the common stock on the date of grant for incentive stock options and non-statutory stock options, respectively. The purchase price for shares issued directly may not be less than 85% of fair market value on the date of grant. Options generally vest over four years, whereby 25% of the shares become exercisable one year after the grant date and monthly thereafter over 36 months, and terminate ten years after their original grant date.

For the three months ended March 31, 2003, a summary of option activity is as follows (in thousands, except per share amounts):

	Shares	Weighted Average Price
Outstanding at December 31, 2002	26,388	$10.07
Options granted	3,510	5.54
Options exercised	(69)	3.80
Options forfeited	(426)	11.28

Outstanding at March 31, 2003	29,403	9.53

As of March 31, 2003, the options outstanding and exercisable by exercise price are as follows (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.00—$2.79	3,850	8.73	$2.58	388	$1.00
2.79— 3.72	628	8.09	3.28	227	3.36
3.75— 4.76	3,768	8.44	4.73	1,425	4.73
4.77— 5.67	4,552	9.23	5.45	683	5.20
5.70— 8.00	3,117	8.21	6.98	1,112	7.11
8.05— 9.72	1,443	8.02	9.16	842	9.14
9.75— 9.75	3,246	7.62	9.75	2,167	9.75
9.98—13.15	3,093	7.27	11.16	2,249	11.08
13.18—20.75	3,533	7.31	15.85	2,410	16.39
21.09—77.00	2,173	6.63	31.83	1,887	31.53

	29,403	8.06	9.53	13,390	12.85

Distribution and Dilutive Effect of Options. We have a goal to keep the dilution related to our option program to an average of less than three percent annually. Accordingly, the shares reserved under this program automatically increase on the first trading day in each calendar year by the lesser of (i) the number of shares equal to 3% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding calendar year or (ii) 3.0 million shares. As of January 1, 2003, 3.0 million shares were added to the shares available to grant, bringing the aggregate number of shares available for grant to 10.6 million. Because we had 10.6 million shares available at the beginning of the year, we could potentially grant more that 3% of the total number of shares of our common stock this year. The dilution percentage is calculated as the new option grants for the year, net of options forfeited by employees leaving the Company, divided by the total outstanding shares at the beginning of the year.

For the three months ended March 31, 2003, employee and executive option grants are as follows:

Net grants as a % of outstanding shares at December 31, 2002	2.7%
Grants to Named Executive Officers(2) as a percentage of total options granted	—%
Grants to Named Executive Officers(2) as a percentage of outstanding shares	—%
Cumulative options held by Named Executive Officers(2) as a percentage of total options outstanding at March 31, 2003	18.8%

(2)	See below for the Named Executive Officers; they represent the CEO and each of the four other most highly compensated executive officers whose salary and bonus for the year ended December 31, 2002 were in excess of $100,000.

During the first three months of 2003, we granted options to purchase 3.5 million shares of our stock to our employees, which was a net grant of options for 3.1 million shares after deducting 0.4 million shares for options forfeited. The net options granted after forfeitures represented 2.7% of our total outstanding shares of 116.1 million as of the beginning of the year.

As of March 31, 2003, the “In-the-Money” and “Out-of-the Money”(3) option information is as follows (in thousands, except per share amounts):

	Exercisable		Unexercisable		Total
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
In-the-money	2,335	$4.01	6,399	$3.57	8,734	$3.69
Out-of-the-money	11,055	14.72	9,614	8.95	20,669	12.00

	13,390	12.85	16,013	6.80	29,403	9.53

(3)	“Out-of-the-money” options are those options with an exercise price equal to or above the closing price of $5.13 at the end of the quarter. Our stock price is volatile. The high, average and low closing stock price for the three months ended March 31, 2003 was $6.59, $5.67 and $5.01, respectively.

Executive Officer Options. A “Listed Officer” is defined as the CEO and each of the four other most highly compensated executive officers. With the closing stock price of $5.13 on March 31, 2003, the majority of the Listed Officers’ options were “under water” or “out-of-the-money.” As of and for the three months ended March 31, 2003, options exercised and remaining holdings of the Listed Officers were as follows (in thousands):

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options as of March 31, 2003		Values of Unexercised In-the-Money Options at March 31, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
David B. Wright	—	$—	1,682	1,418	$83	$724
David L. Beamer	—	—	265	445	19	324
Andrew J. Brown	—	—	469	491	19	324
James P. Chappell	—	—	309	196	10	205
Noah D. Mesel	—	—	71	192	7	199

Employee Stock Purchase Plan. The 2001 Employee Stock Purchase Plan and the 2001 International Employee Stock Purchase Plan (collectively, the “2001 ESP Plan”) were approved by the stockholders and replaced the 1995 ESP Plan. The 2001 ESP Plan has reserved for issuance 4.8 million shares of common stock and is administered over offering periods of 24 months each, with each offering period divided into four consecutive six-month purchase periods beginning May 1 and November 1 of each year. Eligible employees may designate not more than 10% of their cash compensation (up to $25,000 per employee per annum) to be deducted each pay period for the purchase of common stock under the 2001 ESP Plan, and participants may not purchase more than 4,000 shares of stock in any one six-month purchase period. On the last business day of each purchase period, shares of common stock are purchased with the employee’s payroll deductions accumulated during the six months, generally at a price per share of 85% of the market price of the common stock on the employee’s entry date into the applicable offering period or the last day of the applicable purchase period, whichever is lower. As of March 31, 2003, there were 5.9 million shares of common stock reserved for future issuance under the 2001 ESP Plan.

Stockholder Rights Plan. In May 1997, we adopted a stockholder rights plan (the “Rights Plan”), in which preferred stock rights were distributed as a rights dividend at a rate of one right for each share of common stock held as of the close of business on June 23, 1997. The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of Legato without offering a fair price in the event we are confronted in the future with coercive or unfair takeover tactics. The rights expire on May 23, 2007.

Profit Sharing Plan. We have a 401(k) Profit Sharing Plan (the “Plan”) covering all of our employees. Under the Plan, participating employees may elect to contribute up to 15% of their eligible compensation, subject to certain limitations. We may make contributions to the Plan at the discretion of the Board of Directors and have contributed $0.5 million during the first quarter of 2003 and $0.4 million (unaudited) during the first quarter of 2002.

9. Income Taxes

The provision for (benefit from) income taxes consists of the following (in thousands):

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Current:
Federal	$(327)	$(1,612)
State	3	3
Foreign	327	465

	3	(1,144)

Deferred:
Federal	—	(28,478)
State	(3)	(1,538)
Foreign	—

	(3)	(30,016)

	$—	$(31,160)

For the three months ended March 31, 2003, loss before provision from income taxes consisted of a loss from U.S. operations of $4.3 million and income from foreign operations of $1.6 million. During the first quarter of 2002, loss before provision for income taxes consisted of a loss from U.S. operations of $77.6 million and loss from foreign operations of $0.3 million. The tax benefit (expense) associated with dispositions from employee stock plans for the first quarter of 2003 and 2002 was $0.1 million and $1.3 million (unaudited), respectively. Such benefit was recorded to common stock and capital in excess of par and a reduction to taxes payable or an increase to deferred tax assets.

The effective tax rate differs from the statutory federal income tax rate as follows:

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Statutory federal income tax rate	35.0%	(35.0)%
State income taxes, net of federal benefit	—	(2.0)
Research and experimental credit	(48.0)	(2.0)
Change in valuation allowance	77.0	—
Foreign taxes	(70.0)	0.9
Other	6.0	(1.9)

	—%	(40.0)%

As of March 31, 2003, we have federal and California net operating loss carryforwards of $207.1 million and $24.6 million available to reduce future federal and California taxable income, respectively. These federal and California carryforwards begin to expire in 2010 and 2003, respectively. In addition to these carryforwards, as a result of our acquisition of OTG in 2002, we also have federal and state net operating loss carryforwards of $29.5 million and $29.5 million available to offset future federal and state taxable income, respectively. These federal and state carryforwards begin to expire in 2020 and 2005, respectively. The extent to which the OTG loss carryforwards can be used to offset future taxable income are limited under Section 382 of the Internal Revenue Code and applicable state tax law.

As of March 31, 2003, we have federal and California research and experimentation tax credit carryforwards of $13.3 million and $4.8 million, respectively. These federal tax credit carryforwards begin to expire in 2012, and the California tax credit carryforwards do not expire. In addition to these tax credit carryforwards, as a result of our acquisition of OTG in 2002, we have federal research and experimentation tax credit carryforwards of $1.5 million, which begin to expire in 2019. The extent to which the OTG tax credit carryforwards can be used to offset future taxes are limited under Section 383 of the Internal Revenue Code.

As of March 31, 2003, we have foreign tax credit carryforwards of $2.1 million, which begin to expire in 2003 and are included in the gross deferred tax asset below.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us determining our income tax expense (benefit) together with calculating our deferred income tax expense (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered through the generation of future taxable income. During 2002, due primarily to our historical operating losses, we established a full valuation allowance against our deferred tax assets, because we determined that it is more likely than not that all deferred tax assets will not be realized in the foreseeable future. Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	March 31, 2003	December 31, 2002
Deferred tax assets:
Allowances, accrued liabilities and other	$11,358	$12,307
Accrued compensation and benefits	1,927	1,908
Net operating loss and credit carryforwards	106,098	86,894
Intangible asset—purchased technology	16,382	17,663
Deferred revenue	850	6,394
Fixed Assets and Other	8,327	9,274

	144,942	134,440
Deferred tax liabilities—Intangibles	(5,890)	(10,146)

	139,052	124,294
Valuation allowance	(139,052)	(124,294)

Net Deferred Tax Asset	$—	$—

10. Industry and Geographic Segment Information

We use one measurement of profitability for our business. Our software products and related services are developed and marketed to support heterogeneous client/server computing environments and mid- to large-scale enterprises.

Revenue information on a product basis is as follows (in thousands):

	Three Months Ended March 31,
	2003	2002
		(unaudited)
License:
NetWorker and related NetWorker products	$28,659	$25,678
Other products	5,729	3,072
Service and support	39,623	26,881

	$74,011	$55,631

We market our products and related services to customers in the United States, Canada, Europe and Asia Pacific. The revenue information by geographical area is based on the country of destination. Other than the United States, no country accounted for more than 10% of our total revenue for the three months ended March 31, 2003 or 2002 (unaudited). No single customer accounted for more than 10% of our total revenue for the three months ended March 31, 2003 or 2002 (unaudited).

Revenue and long-lived-asset information by geographic areas are as follows (in thousands):

	Three Months Ended March 31,
	2003	2002
		(unaudited)
Revenue:
United States.	$41,589	$30,217
Europe	23,785	17,603
Other countries	8,637	7,811

	$74,011	$55,631

	March 31, 2003	December 31, 2002
Long-lived assets:
United States.	$62,657	$67,557
Europe	1,743	1,850
Other countries	4,630	5,086

	$69,030	$74,493

11. Related Party Transactions

In December 2000, we loaned $0.5 million to Mr. Wright, Chairman of the Board, President and Chief Executive Officer in connection with his initial employment agreement with the Company. The note is collateralized by a deed of trust conveying a security interest in Mr. Wright’s principal residence. The note bears interest at 6.5%, compounded annually, with principal and interest due on December 6, 2003, subject to acceleration upon borrower’s cessation of employment and certain other events. In addition, the note provides that 50% of the principal and all accrued interest to date shall be forgiven on December 6, 2002 and 50% on December 6, 2003 provided Mr. Wright is employed on each of those dates and not in default under the note. Accordingly, half of the loan and related accrued interest was forgiven in December 2002. The largest aggregate amount of indebtedness outstanding during the first quarter of 2003 was $0.3 million, and the balance outstanding, including accrued interest, as of March 31, 2003 was $0.3 million.

12. Subsequent Events – (Unaudited)

Acquisition of Legato by EMC. On July 7, 2003, EMC Corporation (“EMC”) and Legato announced a definitive agreement for EMC to acquire Legato. Under terms of the agreement, Legato stockholders will receive 0.9 of a share of EMC common stock for each share of Legato common stock. Based upon the EMC closing stock price of $11.74 on July 7, 2003, the transaction is valued at approximately $1.3 billion. The acquisition is subject to customary closing conditions, including Legato’s stockholder and regulatory approvals, and is expected to be completed in the fourth quarter of calendar year 2003. Upon completion of the acquisition, EMC intends to operate Legato as a software division of EMC headquartered in Mountain View, California, led by David B. Wright, Legato’s current Chairman and CEO. Legato’s sales, marketing and service will remain focused on selling and servicing Legato’s full line of products and solutions. EMC and Legato will integrate engineering and development functions to accelerate the development and delivery of comprehensive storage management solutions for growth markets such as email management and HSM/archiving.

Restructuring Charge. In May 2003, we reallocated resources and reduced expenses, including a reduction in force of approximately 4%, in order to increase operating efficiencies. As a result, we expect to incur approximately $3 million to $4 million in severance and related charges during the second quarter of 2003. Also, during the second quarter of 2003, we subleased a portion of our Rockville facility. The sublease terminates on the same date as our lease. We expect to receive sublease income of $3.1 million over the sublease term.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

    Legato Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Legato Systems, Inc. and its subsidiaries as of March 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for the three months ended March 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

July 24, 2003